Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No.333-83975) pertaining to the 1999 Employee Stock Purchase Plan and 1998 Stock Plan, (Form S-8, No. 333-58174) pertaining to 1998 Stock Plan and (Form S-8, No.333-85468) pertaining to the 1998 Stock Plan of drugstore.com, inc. of our report dated January 20, 2004, with respect to the consolidated financial statements and schedule of drugstore.com, inc. included in the Annual Report (Form 10-K) for the year ended December 28, 2003.

/s/ ERNST & YOUNG LLP

Seattle, Washington

March 9, 2004